UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or15(d) of the
Securities Exchange Act of 1934

Date of Report: August 18, 2015
(Date of earliest event reported)

CRYSTAL ROCK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DE	000-31797	03-0366218
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1050 Buckingham St., Watertown, CT		06795
(Address of principal executive offices)		(Zip Code)

860-945-0661
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

(a)           Subordinated Debt Modification.

As of July 31, 2015, we owed subordinated debt to Henry, Peter and John Baker in the aggregate principal amount of $9,000,000.  For more information about this subordinated debt, see the section entitled “Related Party Transactions - Subordinated Notes Held by Significant Stockholders” on page 10 of our definitive proxy statement filed March 2, 2015, which section is incorporated herein by this reference. The 12% subordinated notes mature in May 2020.

The following table shows the holders of subordinated debt and the corresponding remaining principal amounts on July 31, 2015.

Related Party	Principal Balance
Henry E. Baker	$3,600,000
John B. Baker	2,700,000
Peter K. Baker	2,700,000
Total	$9,000,000

John and Peter Baker are directors and executive officers, and Henry Baker is their father.

In connection with the negotiation of certain modifications to the Company’s senior debt payable to Bank of America, the subordinated notes have been modified so that, as so modified, the interest payments on the notes scheduled for August 20, 2015 were not paid but instead were added to principal and not considered overdue.  As a result, the amount owed to Henry Baker is $3,708,000, the amount owed to each of John and Peter Baker is $2,781,000, and the total outstanding principal balance on the notes is $9,270,000.

The modifications to the subordinated notes were approved by the Company’s Board of Directors at a meeting held on August 18, 2015 and by the Company’s Audit Committee at a meeting held on August 18, 2015, as required by the Audit Committee’s charter provisions concerning approval of related party transactions. The modifications were also consented to by Bank of
America.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits.

10.1	Amendments of Subordinated Notes by Crystal Rock Holdings, Inc. and Henry E. Baker, dated August 19, 2015.

10.2	Amendment of Subordinated Note by Crystal Rock Holdings, Inc. and Peter K. Baker, dated August 18, 2015.

10.3	Amendment of Subordinated Note by Crystal Rock Holdings, Inc. and John B. Baker, date August 18, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 19, 2015	CRYSTAL ROCK HOLDINGS, INC.

By: /s/ Peter K. Baker
Peter K. Baker
Chief Executive Officer